Exhibit 99.1

Monroe Capital Corporation Announces the Creation of MRCC Senior Loan Fund with National Life Group

CHICAGO, IL, November 1, 2017 – Monroe Capital Corporation (the “Company”) (NASDAQ: MRCC) announced today that it has formed a joint venture with NLV Financial Corporation (“NLV”), the parent of National Life Insurance Company (“National Life”), to create MRCC Senior Loan Fund I, LLC (the “Senior Loan Fund”). The Senior Loan Fund is expected to invest primarily in senior secured loans to middle market companies in the U.S.

The Company and NLV have each initially committed $50 million of capital to the joint venture. In addition, the Senior Loan Fund intends to obtain third party financing that is expected to allow the joint venture to access market levels of leverage. The Company and NLV expect to begin investing through the Senior Loan Fund prior to the end of 2017.

“The joint venture with National Life is an important step in the continued growth of the Company,” stated Theodore L. Koenig, Chairman and CEO of the Company. “We are excited to partner with National Life on a strategic basis and believe that the formation of the Senior Loan Fund will deliver attractive risk adjusted returns for the shareholders of MRCC and be accretive to its earnings.”

ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC
Monroe Capital LLC (“Monroe”) is a private credit asset management firm specializing in direct lending and special situations investing. Since 2004, the firm has provided private credit solutions to borrowers in the U.S. and Canada. Monroe’s middle market lending platform provides senior and junior debt financing to businesses, special situation borrowers and private equity sponsors. Investment types include unitranche financings; cash flow, asset based and enterprise value based loans; and equity co-investments. Monroe is committed to being a value-added and user-friendly partner to business owners, senior management and private equity sponsors. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Dallas, Los Angeles, New York, and San Francisco. Monroe has been recognized by Private Debt Investor as the 2016 Lower Mid-Market Lender of the Year; M&A Advisor as the 2016 Lender Firm of the Year; Global M&A Network as the 2016 Small Middle Markets Lender of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. For more information, please visit monroecap.com.

ABOUT NATIONAL LIFE GROUP
The National Life Group® story dates back to 1848 with the founding of National Life Insurance Company in Montpelier, Vt. Since then, the Group has grown to include Life Insurance Company of the Southwest, Equity Services, Inc., and Sentinel Investments. National Life Group has 760,000 customers, and assets under management of $25 billion. National Life Group is a company with a cause. Our cause is simple: to do good in our communities and with the individual families we serve. National Life focuses on America’s Main Streets where it has been rooted for 168 years. Visit nationallife.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE: Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Emily Stoermer
BackBay Communications
(617) 391-0801

Email: emily.stoermer@backbaycommunications.com